Exhibit 99.2

News Release

Media Inquiries	Investor Inquiries
Bill Price	Dina Fede

908-582-4820 (office)	908-582-0366 (office)

800-759-8888 Pin # 2584777 (pager)	888-417-3212 (pager)

williamprice@lucent.com	fede@lucent.com

Frank Briamonte

908-582-3193 (office)

800-607-9849 (pager)

fbriamonte@lucent.com

LUCENT TECHNOLOGIES REPORTS RESULTS FOR FOURTH FISCAL QUARTER OF 2002

•	Posts pro forma revenues of $2.28 billion and pro forma loss per share of 64 cents

•	Sets plan for new breakeven cost structure at $2.5 billion in late fiscal 2003, working to reduce breakeven further

•	Targets return to profitability for end of fiscal 2003

•	Expects revenues to be flat to down approximately 10% in current quarter and to improve to about $2.5 billion in 2nd fiscal quarter

•	Reaffirms sufficient liquidity to fund operations and restructuring

FOR RELEASE: WEDNESDAY, OCTOBER 23, 2002

         MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today reported results for the fourth fiscal quarter of 2002 and for fiscal year 2002, which ended Sept. 30, 2002.

         For the fourth fiscal quarter of 2002, the company recorded pro forma1 revenues of $2.28 billion, which represented a 23 percent sequential decline from the $2.95 billion in revenues achieved in the third fiscal quarter of 2002 and was consistent with its previous guidance. The company recorded $4.75 billion in pro forma revenues in the year-ago quarter.

         The company’s pro forma loss per share2 from continuing operations was 64 cents. The loss includes charges of about 38 cents per share associated primarily with a significant customer financing default as well as inventory and certain other asset impairment charges that were taken in light of revised market forecasts. In the third fiscal quarter, the company had posted a pro forma loss of $1.88 per share from continuing operations, which included the impact of a non-cash charge of $1.72 per share to increase the valuation allowance on deferred tax assets. The company recorded a pro forma loss of 28 cents in the year-ago quarter.

         “Our top priority is returning Lucent to profitability by the end of fiscal year 2003, while helping our customers address the critical networking and business issues they are facing today,” said Lucent Chief Executive Officer Patricia Russo. “We are taking actions that will reduce our cost and expense structure to achieve quarterly breakeven revenue at $2.5 billion by the end of fiscal 2003, and we are working to reduce it further. At the same time, we are maintaining an industry-leading portfolio that will enable us to emerge as a more focused business when the market returns.”

OUTLOOK FOR FISCAL 2003

         Due to the ongoing market decline, the company expects that revenues could be flat to down approximately 10 percent for the first quarter of fiscal year 2003, but with sequential improvement in the bottom line. While not forecasting any improvement in the overall market, Lucent expects an increase in its revenues to about $2.5 billion in the second quarter of fiscal year 2003 based on conversations with its customers. The company continues to work toward a return to profitability in late fiscal year 2003.

         As stated previously, the company expects to end fiscal year 2003 with more than $2 billion in cash without utilizing any new credit facility. The company reaffirms that it has sufficient liquidity to fund its plans. The company anticipates its most significant cash usage will occur in the first quarter of fiscal year 2003, with marked improvements in cash flow in the second quarter and beyond.

FOURTH FISCAL QUARTER 2002 RESULTS ON AN AS-REPORTED BASIS

         On an as-reported basis, revenues for the fourth fiscal quarter of 2002 declined 56 percent to $2.28 billion compared with $5.16 billion in the year-ago quarter. Lucent’s as-reported net loss for the quarter was $2.81 billion, or 84 cents per basic and diluted share, compared with a net loss of $8.80 billion, or $2.59 per basic and diluted share, in the year-ago quarter.

         The net loss for the fourth fiscal quarter of 2002 includes $661 million of net business restructuring and related asset impairment charges; $32 million of amortization of goodwill and other acquired intangibles; $138 million in certain asset impairment charges primarily related to goodwill and acquired intangibles; and $141 million of gains related to the sale of its optical fiber businesses. In addition, no significant tax benefits were recorded in the current quarter as the company provided a full valuation allowance on its net deferred tax assets.

         The net loss for the fourth fiscal quarter of 2001 included $8.0 billion of business restructuring and asset impairment charges; $178 million of amortization of goodwill and other acquired intangibles; $33 million of pre-tax income from the optical fiber business; $1.5 billion of losses from discontinued operations; $28 million gain related to the sale of Power Systems; and $1.8 billion in tax benefits related to one-time items.

FISCAL YEAR 2002 SUMMARY

         For fiscal year 2002, pro forma revenues declined about 37 percent to $12.2 billion from the $19.3 billion recorded in fiscal year 2001. The pro forma loss from continuing operations was $2.95 per share for fiscal year 2002, and $1.50 per share for fiscal year 2001. As compared to the prior year, fiscal year 2002 results include a full valuation allowance on net deferred tax assets and excludes any tax benefit for the current year’s net operating losses.

         “While recognizing the decline in our operating results, Lucent still made significant progress in a number of areas in 2002,” Russo said. “This speaks to the resolve of our employees as well as Lucent’s dedication to continuing to support our customers during this prolonged industry downturn – and beyond.”

         Over the past 12 months, Lucent made progress in several key areas, including:

•	Lowering the annual operating expenses by about $4 billion;

•	Improving working capital — including receivables, inventories, contracts in process and accounts payable – by about $4 billion;

•	Improving operating cash flow[3] from negative $4.5 billion to positive $103 million for the fiscal year, which includes approximately $1 billion in tax refunds; and

•	Reducing vendor financing commitments from $5.3 billion to $1.3 billion.

FISCAL YEAR 2002 RESULTS ON AN AS-REPORTED BASIS

         On an as-reported basis for fiscal year 2002, the loss from continuing operations was $11.8 billion, or $3.51 per basic and diluted share. This included $1.34 billion of net business restructuring and related asset impairment charges; one-time charges of $975 million primarily related to goodwill and acquired intangibles associated with the Spring Tide acquisition; $250 million of amortization of goodwill and other acquired intangibles; $162 million for a legal settlement related to its former consumer products leasing business; $664 million related to the gains on the sale of the optical fiber business and the related China joint ventures; and $73 million related to a loss on the optical fiber business’s financial results prior to its sale. In fiscal year 2001, Lucent’s as-reported loss from continuing operations was $14.2 billion, or $4.18 per basic and diluted share.

         Lucent’s as-reported net loss for fiscal year 2002 was $11.8 billion, or $3.49 per basic and diluted share, as compared with net loss of $16.2 billion, or $4.77 per basic and diluted share, in fiscal year 2001.

LOWERING COST STRUCTURE TO ACHIEVE BREAKEVEN
AT $2.5 BILLION QUARTERLY REVENUES BY LATE FISCAL 2003

         “We are taking additional measures that will reduce our costs and expenses to enable us to achieve EPS breakeven in late fiscal year 2003 at $2.5 billion in quarterly revenues. And we are working to reduce it further,” said Lucent Chief Financial Officer Frank D’Amelio. “We have clearly demonstrated our ability to significantly reduce costs and expenses, and we will continue to improve the way we run the business by streamlining the processes we use with our customers and driving greater efficiency through improvements in supply chain and information systems. We will match our product portfolio more closely to our customers’ current buying patterns with the emphasis on the clearest and most immediate opportunities in our core areas of strength – optical, circuit and packet switching, mobility, software — and on increasing our focus on services.”

         The company said it recorded a net business restructuring charge of $661 million in the fourth fiscal quarter of 2002, including headcount reductions, product rationalizations and associated asset write-offs. This net charge includes $230 million of reversals taken on prior actions due to revised estimates, including adjustments to gains on dispositions (the gross charge was $891 million). Of the total charge, about $270 million is expected to be cash impacting.

         The restructuring actions committed to in the fourth fiscal quarter are expected to yield an annualized savings of about $1 billion, with $800 million of that being in operating expenses.

         As of Sept. 30, the company’s headcount was approximately 47,000 employees. With prior reductions that are still under way and the additional 10,000 reductions announced Oct. 11, the company expects its headcount to reach approximately 35,000 by the end of fiscal 2003, with most reductions occurring by the end of March 2003.

GROSS MARGIN PERFORMANCE

         The pro forma gross margin for the quarter represented a negative 14.3 percent of revenues from continuing operations, a sequential decrease of 37.8 percentage points and a decline of 25.8 percentage points compared with the year-ago quarter.

         Gross margin from continuing operations was adversely impacted by approximately $700 million of charges, or about 31 percentage points, resulting primarily from additional inventory related charges and adjustments related to certain long-term contracts and customer obligations, including a significant customer financing default. The lower gross margin was also the result of significantly declining revenues resulting in unabsorbed fixed costs, as well as a less favorable product and geographic mix.

         “For the past two quarters of 2002, we made clear progress on our gross margins due to cost reduction efforts, supply chain improvements and a favorable product mix,” said D’Amelio. “This quarter, gross margin was not only affected by the sequential revenue decline and a less favorable product and geographic mix, but also by significant charges. With the new cost reductions associated with our lower breakeven and the reduction of one-time items, we have detailed plans to get to 35 percent gross margins in fiscal 2003.”

EXPENSES

         On a pro forma basis, selling, general and administrative (SG&A) expenses, excluding provisions for bad debts and customer financing, decreased sequentially by 15 percent to $521 million, primarily driven by prior restructuring actions. SG&A decreased by 17 percent as compared with the year-ago quarter. Provisions for bad debts and customer financing increased by $238 million to $424 million on a sequential basis and includes a $250 million charge associated with a significant customer financing default in the quarter.

         Research and development spending decreased 9 percent sequentially to $435 million, excluding a $250 million impairment charge related to capitalized software and equipment that was primarily the result of anticipated delays in the development of the UMTS market. Including the charge, R&D spending increased 43 percent to $685 million. Compared with the year-ago quarter, pro forma R&D spending — without the impairment charge — decreased 40 percent.

         Other expenses included investment writedowns of approximately $100 million, primarily resulting from a decline in the value of the company’s investment in CommScope, which was sold on Oct. 9, 2002.

BALANCE SHEET UPDATE: LIQUIDITY AND CASH FLOW

         Commenting on Lucent’s liquidity, D’Amelio said, “We have sufficient liquidity to fund our turnaround and make it through this prolonged down cycle. With our new restructuring actions and lower breakeven revenue level, we expect to have more than $2 billion in cash at the end of fiscal 2003, without utilizing any new credit facility.”

         As of Sept. 30, 2002, Lucent had a total of $4.4 billion in cash and short-term investments. The $1 billion decline from June 30, 2002, includes about $200 million in cash that was part of previously announced business restructuring actions and about $200 million associated with a previously announced lawsuit settlement, which was included in the third quarter results.

         D’Amelio indicated that the expected cash requirements during fiscal year 2003 includes approximately $700 million in connection with restructuring actions, $600 million for interest and dividends, and $1 billion for ongoing operations. The most significant cash usage will be in the first fiscal quarter of 2003.

         The company announced on Oct. 11 that it had canceled its $1.5 billion credit facility, which had been scheduled to expire in February 2003, and that it was in discussions with its banks concerning a new and smaller credit facility.

         During the fourth quarter, Lucent repurchased approximately $175 million of its 8% convertible preferred stock in exchange for about 58 million shares of common stock. The impact of these actions increased the loss per share by 1 cent. Additionally, since Sept. 30, Lucent re-purchased approximately $100 million of its 8% convertible preferred stock in exchange for about 38 million shares of common stock.

         As previously announced, Lucent recorded a non-cash charge to equity of $2.9 billion primarily related to its management pension plan, largely as a result of declines in the equity markets. The plan still meets the requirements of ERISA’s funding rules and does not require cash contributions at this time.

         “While significant non-cash charges had an impact on our balance sheet, we continue to show improvements in several areas,” said D’Amelio. “For instance, on a sequential basis, we saw a $150 million operational improvement in inventory and about a $600 million decrease in total vendor financing commitments.”

         Lucent’s accounts receivable and inventory each declined by about $600 million, compared with June 30, 2002. In addition, the company reduced its total vendor financing commitments to about $1.3 billion from $1.9 billion at June 30, 2002.

         During the quarter, Lucent’s operating cash flow3 was negative $708 million. This compares with a positive $739 million in the third quarter, which included a $616 million tax refund that was received during the quarter.

REVIEW OF OPERATIONS – THREE MONTHS ENDED SEPT. 30, 2002

         On a sequential basis, pro forma revenues in the U.S. declined 30 percent to $1.44 billion and international revenues declined 7 percent to $839 million. Compared with the year-ago quarter, pro forma revenues in the U.S. declined 51 percent and international revenues decreased 54 percent. The declines were primarily due to continuing reductions in capital spending by service providers.

Integrated Network Solutions (INS)

         Revenues for the fourth fiscal quarter of 2002 were $1.33 billion, a decrease of 6 percent sequentially and a decrease of 49 percent compared with the year-ago quarter.

         Despite challenging market conditions, Lucent’s optical networking business announced several contracts, including a contract extension with Deutsche Telekom, which included the sale of LambdaUnite MultiService Switch. Lucent also won a contract with Korea Telecom for optical systems to quadruple capacity of its network, and a series of four optical contracts in China. Overall, Lucent’s optical products continue to gain traction with customers. The company’s metro optical portfolio, consisting of Metropolis DMX and Metropolis EON, now has 45 customers. Lucent’s long-haul optical system, called LambdaXtreme, continues in a half dozen customer trials.

Mobility Solutions

         Revenues for the fourth fiscal quarter of 2002 were $882 million, a decrease of 39 percent sequentially and a decrease of approximately 55 percent compared with the year-ago quarter. The company expects to see an increase in Mobility revenues in the first and second quarters of fiscal year 2003.

         Just this week, Lucent announced major contracts with China Unicom, Reliance Infocom and Tata Teleservices.

         Lucent’s Mobility business continues to deliver on its commitment to be the first vendor to provide mobile operators with high-speed data equipment. Recent highlights in the last quarter include:

•	Announcing a contract to support the national rollout of Sprint PCS’s Vision network;

•	Extending a contract with Metro PCS maintaining Lucent as the exclusive provider of 3G systems; and

•	Supplying the first high-speed data systems to the Australia-New Zealand region after Telecom New Zealand’s successful trial of high-speed data services.

         Also, in the quarter, Lucent unveiled the first BLAST chip, a Bell Labs innovation that can increase by 10 times the speed at which mobile devices receive data.

         The quarterly earnings conference call will take place today at 8:30 a.m. EDT and be broadcast live over the Internet at http://www.lucent.com/investor/conference/webcast. It will be maintained on the site for replay through Oct. 30, 2002.

         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company’s systems, services and software are designed to help customers quickly deploy and better manage their networks and create new revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about Lucent and the industries in which we operate, our beliefs and our management’s assumptions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties include: the failure of the telecommunications market to improve or improve at the pace we anticipate; our ability to realize the benefits we expect from our strategic direction and restructuring program; our ability to secure additional sources of funds on reasonable terms; our credit ratings; our ability to compete effectively; our reliance on a limited number of key customers; our exposure to the credit risk of our customers as a result of our vendor financing arrangements and accounts receivable; our reliance on third parties to manufacture most of our products; the cost and other risks inherent in our long-term sales agreements; our product portfolio and ability to keep pace with technological advances in our industry; the complexity of our products; our ability to retain and recruit key personnel; existing and future litigation; our ability to protect our intellectual property rights and the expenses we may incur in defending such rights; changes in environmental health and safety law; changes to existing regulations or technical standards; and the social, political and economic risks of our foreign operations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

1Lucent’s pro forma measure is not a recognized measure under generally accepted accounting principles and as a result may not be comparable to similarly titled measures presented by other companies. The information is presented in order to assist readers in evaluating the ongoing operational performance of the business excluding significant one-time unusual charges. The pro forma results reflect the results from continuing operations, excluding business restructuring and one-time charges, impairment and/or amortization of goodwill and other acquired intangibles, the legal settlement related to our former consumer products leasing business, gains associated with the sale of the optical fiber business and China joint ventures and the results of our optical fiber business.

The pro forma income taxes exclude the tax effect of amounts excluded from our pro forma results. Pro forma income taxes for the three months ended June 30, 2002, includes a non-cash charge of $5.9 billion ($1.72 per share) to establish a full valuation allowance on the company’s net deferred tax assets as of June 30, 2002. No tax impact has been reflected for amounts excluded from pro forma results subsequent to June 30, 2002, since a full valuation allowance has been maintained.

2For all periods presented, the loss per share information reported in this release represents basic and diluted loss per share. As a result of the loss reported from continuing operations for the respective periods presented, potentially dilutive securities have been excluded from the calculation of loss per share because their effect would reduce the loss. The pro forma and as-reported loss per share from continuing operations and the net loss per share for the three months ended September 30, 2002, June 30, 2002 and September 30, 2001, include the impact of preferred dividends and accretion of $43 million, $42 million and $28 million, respectively. For the years ended September 30, 2002 and 2001, the pro forma and as reported loss per share from continuing operations and the net loss per share include the impact of preferred dividends and accretion of $167 million and $28 million, respectively. In addition, the pro forma and as reported loss per share for the three months and year ended September 30, 2002, include the effect of $29 million conversion expense associated with the repurchase of 8% redeemable convertible preferred stock.

3Operating cash flow reported in this release includes cash from operations (excluding cash utilized for business restructuring and the impact of accounts receivable securitizations) and capital expenditures.

# # #

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES

Index to Exhibits

Exhibit A	Consolidated statements of operations for the three months ended September 30, 2002, June 30, 2002 and September 30, 2001

Exhibit B	Consolidated statements of operations for the years ended September 30, 2002 and 2001

Exhibit C	Consolidated balance sheets as of September 30, 2002, June 30, 2002 and September 30, 2001

Exhibit D	Consolidated statements of cash flows for the years ended September 30, 2002 and 2001

Exhibit E	Summary financial data

Exhibit F	Quarterly reconciliation of pro forma results of operations to as reported results of operations

Exhibit A

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Statements of Operations
(Unaudited; amounts in millions, except per share amounts)

	September 30, 2002		June 30, 2002

	As Reported	Pro Forma (a)	As Reported	Pro Forma (a)

Revenue	$2,277	$2,277	$2,949	$2,949

Costs (b)	2,613	2,602	2,298	2,255

Gross margin	(336)	(325)	651	694

OPERATING EXPENSES

Selling, general and administrative, before amortization of goodwill and other acquired intangibles	945	945	796	796

Amortization of goodwill and other acquired intangibles (c)	32	—	75	—

Selling, general and administrative	977	945	871	796

Research and development	685	685	480	480

Business restructuring charges, reversals and asset impairments, net (d)	788	—	1,602	—

Total operating expenses	2,450	1,630	2,953	1,276

Operating loss	(2,786)	(1,955)	(2,302)	(582)

Other income (expense), net (e)	50	(91)	(261)	(99)

Interest expense	98	98	107	107

Loss from continuing operations before income taxes	(2,834)	(2,144)	(2,670)	(788)

Provision (benefit) for income taxes (f)	(25)	(12)	5,329	5,607

Loss from continuing operations	(2,809)	(2,132)	(7,999)	(6,395)

Income (loss) from discontinued operations, net	—	—	(27)	—

Loss before extraordinary item	(2,809)	(2,132)	(8,026)	(6,395)

Extraordinary gain, net	—	—	—	—

Net loss	(2,809)	(2,132)	(8,026)	(6,395)

Conversion expense - 8% redeemable convertible preferred stock	(29)	(29)	—	—

Preferred dividends and accretion	(43)	(43)	(42)	(42)

Net loss applicable to common shareowners	$(2,881)	$(2,204)	$(8,068)	$(6,437)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.84)	$(0.64)	$(2.34)	$(1.88)

Basic and diluted net loss per share applicable to common shareowners	$(0.84)	$(0.64)	$(2.35)	$(1.88)

Weighted average number of common shares outstanding	3,439.6	3,439.6	3,428.5	3,428.5

Effective tax provision (benefit) rate (%) — continuing operations	NM	NM	NM	NM

[Additional columns below]

[Continued from above table, first column(s) repeated]

	September 30, 2001		% Change Pro Forma

	As Reported	Pro Forma (a)	4Q vs 3Q	4Q vs 4Q

Revenue	$5,155	$4,752	(22.8%)	(52.1%)

Costs (b)	5,092	4,206	15.4%	(38.1%)

Gross margin	63	546	(146.8%)	(159.5%)

OPERATING EXPENSES

Selling, general and administrative, before amortization of goodwill and other acquired intangibles	1,183	1,136	18.7%	(16.8%)

Amortization of goodwill and other acquired intangibles (c)	178	—

Selling, general and administrative	1,361	1,136	18.7%	(16.8%)

Research and development	745	725	42.7%	(5.5%)

Business restructuring charges, reversals and asset impairments, net (d)	7,442	—

Total operating expenses	9,548	1,861	27.7%	(12.4%)

Operating loss	(9,485)	(1,315)	235.9%	48.7%

Other income (expense), net (e)	(61)	(64)	(8.1%)	42.2%

Interest expense	123	123	(8.4%)	(20.3%)

Loss from continuing operations before income taxes	(9,669)	(1,502)	172.1%	42.7%

Provision (benefit) for income taxes (f)	(2,340)	(568)	NM	NM

Loss from continuing operations	(7,329)	(934)	(66.7%)	128.3%

Income (loss) from discontinued operations, net	(1,499)	—

Loss before extraordinary item	(8,828)	(934)	(66.7%)	128.3%

Extraordinary gain, net	28	—

Net loss	(8,800)	(934)	(66.7%)	128.3%

Conversion expense - 8% redeemable convertible preferred stock	—	—	NM	NM

Preferred dividends and accretion	(28)	(28)	2.4%	53.6%

Net loss applicable to common shareowners	$(8,828)	$(962)	(65.8%)	129.1%

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(2.16)	$(0.28)	(66. %)	128.6%

Basic and diluted net loss per share applicable to common shareowners	$(2.59)	$(0.28)

Weighted average number of common shares outstanding	3,412.2	3,412.2

Effective tax provision (benefit) rate (%) — continuing operations	(24.2%)	(37.8%)

(a)	Our pro forma measure is not a recognized measure under generally accepted accounting principles and as a result may not be comparable to similarly titled measures presented by other companies. The information is presented in order to assist readers in evaluating the ongoing operational performance of the business excluding significant one-time unusual charges. The pro forma results should be read with the “As Reported Results” and corresponding reconciliations included in the attached tables to this release. In addition, the pro forma results for the three months ended September 30, 2001, exclude the result of Lucent’s optical fiber business (OFS), which was sold during the three months ended December 31, 2001.

(b)	For the periods presented, costs include a net business restructuring charge related to inventory write-downs of $11, $43 and $580, respectively. All inventory charges associated with the restructuring program are excluded from pro forma costs.

(c)	For all periods presented, the pro forma results exclude amortization of goodwill and other acquired intangibles.

(d)	For all periods presented, the pro forma results exclude charges resulting from restructuring actions. In addition, the pro forma results for the three months ended September 30, 2002 and June 30, 2002, exclude certain asset impairment charges of $138 and $837, respectively, which were primarily related to goodwill recorded in connection with Lucent’s acquisition of Spring Tide in September 2000.

(e)	Pro forma other income (expense) for the three months ended September 30, 2002, excludes $141 of gains associated with the Lucent’s OFS businesses. Pro forma other income (expense) for the three months ended June 30, 2002, excludes a legal settlement of $162 related to our former Consumer Products business.

(f)	The pro forma income taxes exclude the tax effect of amounts excluded from the pro forma results. Pro forma income taxes for the three months ended June 30, 2002, includes a non-cash tax charge of $5,889 ($1.72 per share) to establish a full valuation allowance on the company’s net deferred tax assets as of June 30, 2002. No tax impact has been reflected for amounts excluded from pro forma results subsequent to June 30, 2002, since a full valuation allowance has been maintained.

NM	Not meaningful

Exhibit B

LUCENT TECHNOLOGIES INC AND SUBSIDIARIES
Statements of Operations
(Unaudited; amounts in millions, except per share amounts)

	Year Ended				% Change

	September 30, 2002		September 30, 2001		Pro

	As Reported	Pro Forma (a)	As Reported	Pro Forma (a)	Forma

Revenue	$12,321	$12,207	$21,294	$19,271	(36.7%)

Costs (b)	10,769	10,564	19,236	16,699	(36.7%)

Gross margin	1,552	1,643	2,058	2,572	(36.1%)

OPERATING EXPENSES

Selling, general and administrative, before amortization of goodwill and other acquired intangibles	3,719	3,691	6,489	6,358	(41.9%)

Amortization of goodwill and other acquired intangibles (c)	250	—	921	—

Selling, general and administrative	3,969	3,691	7,410	6,358	(41.9%)

Research and development	2,310	2,297	3,520	3,449	(33.4%)

Business restructuring charges, reversals and asset impairments, net (d)	2,252	—	10,157	—

Total operating expenses	8,531	5,988	21,087	9,807	(38.9%)

Operating loss	(6,979)	(4,345)	(19,029)	(7,235)	(39.9%)

Other income (expense), net (e)	292	(206)	(357)	(355)	(42. %)

Interest expense	382	381	518	518	(26.4%)

Loss from continuing operations before income taxes	(7,069)	(4,932)	(19,904)	(8,108)	(39.2%)

Provision (benefit) for income taxes (f)	4,757	4,983	(5,734)	(3,020)	NM

Loss from continuing operations	(11,826)	(9,915)	(14,170)	(5,088)	94.9%

Income (loss) from discontinued operations, net	73	—	(3,172)	—

Loss before extraordinary item and cumulative effect of accounting changes	(11,753)	(9,915)	(17,342)	(5,088)	94.9%

Extraordinary gain, net	—	—	1,182	—

Cumulative effect of accounting changes, net	—	—	(38)	—

Net loss	(11,753)	(9,915)	(16,198)	(5,088)	94.9%

Conversion expense - 8% redeemable convertible preferred stock	(29)	(29)

Preferred dividends and accretion	(167)	(167)	(28)	(28)	NM

Net loss applicable to common shareowners	$(11,949)	$(10,111)	$(16,226)	$(5,116)	97.6%

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(3.51)	$(2.95)	$(4.18)	$(1.50)	96.7%

Basic and diluted net loss per share applicable to common shareowners	$(3.49)	$(2.95)	$(4.77)	$(1.50)

Weighted average number of common shares outstanding	3,426.7	3,426.7	3,400.7	3,400.7

Effective tax provision (benefit) rate (%) — continuing operations	NM	NM	(28.8%)	(37.2%)

(a)	Our pro forma measure is not a recognized measure under generally accepted accounting principles and as a result may not be comparable to similarly titled measures presented by other companies. The information is presented in order to assist readers in evaluating the ongoing operational performance of the business excluding significant one time unusual charges. The proforma results should be read with the “As Reported Results” and corresponding reconciliations included in the attached tables to this release. In addition, the pro forma results exclude the result of Lucent’s optical fiber business (OFS), which was sold during the three months ended December 31, 2001.

(b)	For the years ended September 30, 2002 and 2001, costs include a net business restructuring charge related to inventory write-downs of $64 and $1,259, respectively, which are excluded from pro forma costs.

(c)	For all periods presented, the pro forma results exclude amortization of goodwill and other acquired intangibles.

(d)	For all periods presented, the pro forma results exclude charges resulting from restructuring actions. In addition, the pro forma results for the year ended September 30, 2002, exclude certain asset impairment charges of $975, which were primarily related to goodwill recorded in connection with Lucent’s acquisition of Spring Tide in September 2000.

(e)	Pro forma other income (expense) for the year ended September 30, 2002, excludes $664 of gains associated with the Lucent’s OFS businesses and a legal settlement of $162 related to our former Consumer Products business.

(f)	Pro forma income taxes are reflected on a pro forma stand-alone basis. The pro forma income taxes exclude the tax effect of amounts excluded from the pro forma results. Pro forma income taxes for the year ended September 30, 2002, includes a non-cash tax charge of $5,889 ($1.72 per share) to establish a full valuation allowance on the company’s net deferred tax assets as of June 30, 2002. No tax impact has been reflected for amounts excluded from pro forma results subsequent to June 30, 2002, since a full valuation allowance has been maintained.

NM	Not meaningful

Exhibit C

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; $ in millions except share amounts)

	September 30,	June 30,	September 30,
	2002	2002	2001

Assets:

Cash and cash equivalents	$2,894	$4,556	$2,390

Short-term investments	1,526	867	—

Receivables, less allowances of $325, $517 and $634, respectively	1,647	2,245	4,594

Inventories	1,363	1,981	3,646

Contracts in process, net	10	230	1,027

Deferred income taxes, net	—	—	2,658

Other current assets	1,715	1,287	1,788

Total current assets	9,155	11,166	16,103

Property, plant and equipment, net	1,977	2,519	4,416

Prepaid pension costs	4,355	4,945	4,958

Deferred income taxes, net	—	—	2,695

Goodwill and other acquired intangibles, net	224	367	1,466

Other assets	2,080	2,364	2,724

Net long-term assets of discontinued operations	—	—	1,302

Total assets	$17,791	$21,361	$33,664

Liabilities:

Accounts payable	$1,298	$1,245	$1,844

Payroll and benefit-related liabilities	1,094	1,058	1,500

Debt maturing within one year	120	173	1,135

Other current liabilities	3,814	4,240	5,285

Net current liabilities of discontinued operations	—	—	405

Total current liabilities	6,326	6,716	10,169

Postretirement and postemployment benefit liabilities	5,230	5,127	5,481

Pension liability	2,752	125	80

Company-obligated mandatorily redeemable preferred securities of subsidiary trust	1,750	1,750	—

Long-term debt	3,236	3,237	3,274

Deferred income taxes, net	—	11	152

Other liabilities	1,551	1,628	1,651

Total liabilities	20,845	18,594	20,807

Commitments and contingencies

8.00% redeemable convertible preferred stock (a)	1,680	1,847	1,834

Shareowners’ (deficit) equity:

Common stock (b)	35	34	34

Additional paid-in capital	20,606	20,468	21,702

Accumulated deficit	(22,025)	(19,216)	(10,272)

Accumulated other comprehensive income (loss)	(3,350)	(366)	(441)

Total shareowners’ (deficit) equity	(4,734)	920	11,023

Total liabilities, redeemable preferred stock and shareowners’ (deficit) equity	$17,791	$21,361	$33,664

(a)	$1.00 per share par value; 1,710,500 shares issued and outstanding as of September 30, 2002; 1,885,000 shares issued and outstanding as of June 30, 2002 and September 30, 2001; $1,000.00 per share redemption value.

(b)	$0.01 per share par value; 10,000,000,000 authorized shares; 3,491,585,126 issued and 3,490,310,034 outstanding as of September 30, 2002, 3,433,270,277 issued and 3,432,603,658 outstanding as of June 30, 2002 and 3,414,815,908 issued and 3,414,167,155 outstanding as of September 30, 2001.

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; $ in millions except share amounts)

	Years Ended

	September 30, 2002	September 30, 2001

Operating Activities

Net Loss	$(11,753)	$(16,198)

Less: Gain (loss) from discontinued operations	73	(3,172)

Extraordinary gain	—	1,182

Cumulative effect of accounting change	—	(38)

Loss from continuing operations	(11,826)	(14,170)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities, net of effects of acquisitions and dispositions of businesses and manufacturing operations:

Non-cash portion of business restructuring charges, net	827	9,322

Asset impairment charges	975	—

Depreciation and amortization	1,470	2,536

Provision for bad debts and customer financings	1,253	2,249

Tax benefit from employee stock options	—	18

Deferred income taxes	5,268	(5,935)

Net pension and postretirement benefit credit	(998)	(1,137)

Gains on sales of businesses and manufacturing operations	(725)

Other adjustments for non-cash items	843	495

Changes in operating assets and liabilities:

Decrease in receivables	2,493	3,627

Decrease in inventories and contracts in process	2,552	881

Decrease in accounts payable	(539)	(759)

Changes in other operating assets and liabilities	(2,349)	(548)

Net cash used in operating activities from continuing operations	(756)	(3,421)

Investing Activities

Capital expenditures	(449)	(1,390)

Dispositions of businesses and manufacturing operations, net of cash and cash equivalents	2,576	3,187

Sales or maturity of investments	—	57

Purchases of investments	—	(101)

Purchases of short-term investments	(1,518)

Proceeds from the sale or disposal of property, plant and equipment	194	177

Other investing activities	(46)	21

Net cash provided by investing activities from continuing operations	757	1,951

Financing Activities

Issuance of company-obligated 775% mandatorily redeemable convertible preferred securities of subsidiary trust	1,750	—

Repayments of/proceeds from credit facilities	(1,000)	3,500

Net repayments of other short-term borrowings	(104)	(2,147)

Issuance of long-term debt	—	302

Repayments of long-term debt	(47)	(754)

Issuance of redeemable convertible preferred stock	—	1,831

Issuance of common stock	64	222

Dividends paid on preferred and common stock	(149)	(204)

Other financing activities	(46)	(125)

Net cash provided by financing activities from continuing operations	468	2,625

Effect of exchange rate changes on cash and cash equivalents	35	4

Net cash provided by continuing operations	504	1,159

Net cash used in discontinued operations	—	(236)

Net increase in cash and cash equivalents	504	923

Cash and cash equivalents at beginning of year	2,390	1,467

Cash and cash equivalents at end of year	$2,894	$2,390

Exhibit E

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; $ in millions)

		Three months ended

		September 30,	June 30,	September 30,
		2002	2002	2001

Pro Forma Results by Segment

Total Revenues	Integrated Network Solutions (INS)	$1,329	$1,411	$2,619

	Mobility Solutions (Mobility)	882	1,451	1,962

	Other	66	87	171

	Total pro forma revenues	$2,277	$2,949	$4,752

U.S. Revenues

	INS	$715	$770	$1,301

	Mobility	678	1,218	1,535

	Other	45	63	102

	Total pro forma revenues — U.S	$1,438	$2,051	$2,938

Non-U.S. Revenues

	INS	$614	$641	$1,318

	Mobility	204	233	427

	Other	21	24	69

	Total pro forma revenues — Non-U.S	$839	$898	$1,814

Operating income (loss)

	INS	$(877)	$(541)	$(1,073)

	Mobility	(838)	152	(40)

	Total segment operating loss	(1,715)	(389)	(1,113)

	Other	(240)	(193)	(202)

	Pro forma operating loss	$(1,955)	$(582)	$(1,315)

	Fiscal year ended September 30,

Products and Services Revenues	2002	2001

Switching and access	$3,155	$5,598

Optical networking products	1,427	3,206

Wireless products	4,492	5,409

Services	2,689	4,162

Other (a)	444	896

Total pro forma revenues	$12,207	$19,271

(a)	Principally includes billing and customer care software products and messaging products.

Percentage-of-Revenues Analysis — Pro Forma

Costs	114.3%	76.5%	88.5%

Gross margin	(14.3%)	23.5%	11.5%

Selling, general and administrative	41.5%	27. %	23.9%

Research and development	30.1%	16.3%	15.3%

Total operating expenses	71.6%	43.3%	39.2%

Operating loss	(85.9%)	(19.7%)	(27.7%)

Exhibit E

	Three months ended

	September 30,	June 30,	September 30,
	2002	2002	2001

Cash Flows from Continuing Operations

Operating	$(802)	$518	$(486)

Investing	$(717)	$(852)	$602

Financing	$(161)	$40	$(13)

	September 30,	June 30,	September 30,
	2002	2002	2001

Other Information

Debt to capital (a)	NM	84.9%	28.6%

Working capital (b)	2,829	4,450	6,339

Current ratio	1.4	1.7	1.6

Days sales outstanding (DSO) - 2 point average	77	78	80

Employees	47,000	53,000	77,000

(a)	defined as the ratio of total debt (which includes the Company-obligated manditorily redeemable preferred securities of subsidiary trust) to total capital (debt plus equity).

(b)	excludes net current liabilities from discontinued operations of $405 at September 30, 2001.

Customer Financing

	September 30, 2002

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$1,098	$909	$189

Available but not drawn	93	51	42

Not available	151	151	—

Total	$1,342	$1,111	$231

	June 30, 2002

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$1,202	$967	$235

Available but not drawn	536	520	16

Not available	216	201	15

Total	$1,954	$1,688	$266

	September 30, 2001

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$2,956	$2,528	$428

Available but not drawn	1,447	1,411	36

Not available	911	655	256

Total	$5,314	$4,594	$720

Exhibit F

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Quarterly pro forma results of operations
(Unaudited; amounts in millions, except per share amounts)

	Three months ended
					Year ended
	December 31,	March 31,	June 30,	September 30,	September 30,
	2000	2001	2001	2001	2001

PRO FORMA RESULTS (a)

Revenue	$3,828	$5,326	$5,365	$4,752	$19,271

Costs	3,336	4,539	4,618	4,206	16,699

Gross margin	492	787	747	546	2,572

OPERATING EXPENSES

Selling, general and administrative	1,565	1,871	1,786	1,136	6,358

Research and development	995	955	774	725	3,449

Total operating expenses	2,560	2,826	2,560	1,861	9,807

Operating loss	(2,068)	(2,039)	(1,813)	(1,315)	(7,235)

Other income (expense), net	(42)	(67)	(182)	(64)	(355)

Interest expense	128	152	115	123	518

Loss from continuing operations before income taxes	(2,238)	(2,258)	(2,110)	(1,502)	(8,108)

Provision (benefit) for income taxes (b)	(801)	(868)	(783)	(568)	(3,020)

Loss from continuing operations	(1,437)	(1,390)	(1,327)	(934)	(5,088)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.42)	$(0.41)	$(0.39)	$(0.28)	$(1.50)

PRO FORMA ADJUSTMENTS

Business restructuring charges, reversals and asset impairments, net (c)	—	(2,710)	(684)	(8,022)	(11,416)

Amortization of goodwill and other acquired intangibles	(261)	(249)	(233)	(178)	(921)

Pretax income (loss) of optical fiber business (d)	146	180	182	33	541

Gain on the sale of the optical fiber business	—	—	—	—	—

Legal settlement related to former Consumer Product business	—	—	—	—	—

Tax impact	(23)	781	184	1,772	2,714

AS REPORTED RESULTS

Loss from continuing operations	(1,575)	(3,388)	(1,878)	(7,329)	(14,170)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.47)	$(1.00)	$(0.55)	$(2.16)	$(4.18)

Income (loss) from discontinued operations, net	(5)	(308)	(1,360)	(1,499)	(3,172)

Extraordinary gain, net	1,154	—	—	28	1,182

Cumulative effect of accounting changes, net	(38)	—	—	—	(38)

Net loss	(464)	(3,696)	(3,238)	(8,800)	(16,198)

Conversion expense - 8% redeemable convertible preferred stock

Preferred dividends and accretion	—	—	—	(28)	(28)

Net loss applicable to common shareowners	$(464)	$(3,696)	$(3,238)	$(8,828)	$(16,226)

Basic and diluted net loss per share applicable to common shareowners	$(0.14)	$(1.09)	$(0.95)	$(2.59)	$(4.77)

Weighted average number of common shares outstanding	3,387.2	3,400.8	3,405.2	3,412.2	3,400.7

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Three months ended
					Year ended
	December 31,	March 31,	June 30,	September 30,	September 30,
	2001	2002	2002	2002	2002

PRO FORMA RESULTS (a)

Revenue	$3,465	$3,516	$2,949	$2,277	$12,207

Costs	2,992	2,715	2,255	2,602	10,564

Gross margin	473	801	694	(325)	1,643

OPERATING EXPENSES

Selling, general and administrative	1,143	807	796	945	3,691

Research and development	608	524	480	685	2,297

Total operating expenses	1,751	1,331	1,276	1,630	5,988

Operating loss	(1,278)	(530)	(582)	(1,955)	(4,345)

Other income (expense), net	21	(37)	(99)	(91)	(206)

Interest expense	96	80	107	98	381

Loss from continuing operations before income taxes	(1,353)	(647)	(788)	(2,144)	(4,932)

Provision (benefit) for income taxes (b)	(596)	(16)	5,607	(12)	4,983

Loss from continuing operations	(757)	(631)	(6,395)	(2,132)	(9,915)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.23)	$(0.20)	$(1.88)	$(0.64)	$(2.95)

PRO FORMA ADJUSTMENTS

Business restructuring charges, reversals and asset impairments, net (c)	68	60	(1,645)	(799)	(2,316)

Amortization of goodwill and other acquired intangibles	(74)	(69)	(75)	(32)	(250)

Pretax income (loss) of optical fiber business (d)	(73)	—	—	—	(73)

Gain on the sale of the optical fiber business	523	—	—	141	664

Legal settlement related to former Consumer Product business	—	—	(162)	—	(162)

Tax impact	(110)	45	278	13	226

AS REPORTED RESULTS

Loss from continuing operations	(423)	(595)	(7,999)	(2,809)	(11,826)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.14)	$(0.19)	$(2.34)	$(0.84)	$(3.51)

Income (loss) from discontinued operations, net	—	100	(27)	—	73

Extraordinary gain, net	—	—	—	—	—

Cumulative effect of accounting changes, net	—	—	—	—	—

Net loss	(423)	(495)	(8,026)	(2,809)	(11,753)

Conversion expense - 8% redeemable convertible preferred stock				(29)	(29)

Preferred dividends and accretion	(42)	(40)	(42)	(43)	(167)

Net loss applicable to common shareowners	$(465)	$(535)	$(8,068)	$(2,881)	$(11,949)

Basic and diluted net loss per share applicable to common shareowners	$(0.14)	$(0.16)	$(2.35)	$(0.84)	$(3.49)

Weighted average number of common shares outstanding	3,416.3	3,422.6	3,428.5	3,439.6	3,426.7

(a)	Our pro forma measure is not a recognized measure under generally accepted accounting principles and as a result may not be comparable to similarly titled measures presented by other companies. The information is presented in order to assist readers in evaluating the ongoing operational performance of the business excluding significant one-time unusual charges. The pro forma results should be read with the “As Reported Results” and corresponding reconciliations included in the attached tables to this release.

(b)	The pro forma income taxes exclude the tax effect of amounts excluded from the pro forma results. Pro forma income taxes for the three months ended June 30, 2002, includes a non-cash tax charge of $5,889 ($1.72 per share) to establish a full valuation allowance on the Company’s net deferred tax assets as of June 30, 2002. No tax impact has been reflected for amounts excluded from pro forma results subsequent to June 30, 2002, since a full valuation allowance has been maintained.

(c)	For the three months ended March 31, 2001, June 30, 2001, September 30, 2001, December 31, 2001, March 31, 2002 , June 30, 2002 and September 30, 2002 business restructuring charges, reversals and asset impairments, net includes inventory write-downs (reversals) of $536, $143, $580, $11, ($1), $43 and $11, respectively, which are recorded as a component of costs, and excluded from pro forma costs. For the three months ended September 30, 2002 business restructuring charges, reversals and asset impairments, net includes a $661 net business restructuring charge and a $138 impairment charge primarily related to goodwill recorded in connection with the September 2000 acquisition of Spring Tide. For the three months ended June 30, 2002, business restructuring charges, reversals and asset impairments, net includes a $808 net business restructuring charge and a $837 impairment charge primarily related to goodwill recorded in connection with the acquisition of Spring Tide.

(d)	For the three months ended December 31, 2000, March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001, revenues from the optical fiber business were $518, $581, $521, $403 and $114, respectively.